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                                                                    EXHIBIT 10.4

Portions of this exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked "[***]" in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

                             WEB SERVICES AGREEMENT

                  This WEB SERVICES AGREEMENT (this "Agreement") is made as of this November 14, 2000 by and between Dassault Systemes, a societe anonyme organized under the laws of France and the owner of Purchaser ("Dassault Systemes") and/or certain affiliates of Dassault Systemes, and PlanetCAD Inc. (formerly known as Spatial Technology Inc.), a corporation organized under the laws of the State of Delaware ("PlanetCAD") (each a "Party," together, the "Parties").

                                    RECITALS

                  WHEREAS, PlanetCAD, SPATIAL COMPONENTS, LLC and DASSAULT SYSTEMES CORP. entered into a certain Purchase Agreement, dated July 4, 2000 ("Purchase Agreement"), pursuant to which DASSAULT SYSTEMS CORP. acquired the Component Business (as defined in the Purchase Agreement) from PlanetCAD and SPATIAL COMPONENTS, LLC, including certain software; and

                  WHEREAS, PlanetCAD has created, operates and maintains its own Web sites, including, without limitation 3Dshare.com and PlanetCAD.com, through which PlanetCAD provides Internet-based services to its customers, and has competence and expertise in the supply of Internet-based services to customers.

                  WHEREAS, as a condition to closing the transaction contemplated under the Purchase Agreement, the Parties hereto agreed to enter into this Agreement for the development and supply of certain Internet-based services to their respective customers.

                  NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    SECTION 1
                                   DEFINITIONS

                  All capitalized terms not otherwise defined herein shall have the same meanings set forth in the Purchase Agreement.

                  1.1 "Additional Web Services" shall have the meaning set forth in Section 3.2.


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                  1.2 "Affiliate(s)" shall mean, with respect to any specified
Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person.

                  1.3 "CNDA" means the Confidential and Non-Disclosure Agreement among, inter alia, PlanetCAD and Dassault Systemes executed contemporaneously herewith.

                  1.4 "Control" means, with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person; provided that neither PlanetCAD nor Dassault Systemes shall be deemed to be controlled by any other Person or under common control with any Person that is not one of their respective subsidiaries.

                  1.5 "Dassault Systemes" shall mean the entity that is a party to this Agreement and each of its Affiliates.

                  1.6 "Dassault Systemes Applications" shall have the meaning set forth in Section 3.1.

                  1.7 "Dassault Systemes Customer(s)" means any customer of the Web Service, wherever hosted, having access to such Web Service by first logging in on any Dassault Systemes Web site, and only when Section 4.5 has been exercised.

                  1.8 "Dassault Systemes Customer Database(s)" shall have the meaning set forth in Section 7.8.

                  1.9 "Dassault Systemes Marks" shall have the meaning set forth in Section 6.5.

                  1.10 "Dassault Systemes Personnel" means employees, officers, agents, independent contractors and subcontractors of Dassault Systemes.

                  1.11 "Dassault Systemes Web Sites" means any Web site created, owned, operated or supported by or for Dassault Systemes.

                  1.12 "Derivative Work(s)" means, related to Software, a work which is based upon in whole or in part of such Software, such as a revision, enhancement, modification, translation, abridgment, condensation, expansion, or any other form in which such Software may be recast, transformed, or adapted, or which, if prepared without authorization of the owner of the copyright or other intellectual property right in such Software, would constitute a copyright infringement or other violation of the intellectual property rights. A Derivative Work shall also include, without limitation, compilations or link-edits, improvements, bug fixes, corrections, look and feel changes, upgrades, updates and new version that incorporate such Software in whole or part.


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                  1.13 "Effective Date" means November 14, 2000.

                  1.14 "Hardware Infrastructure" means all hardware equipment, materials, products and facilities that may be necessary at any time to operate the Software Infrastructure to the Web Services.

                  1.15 "Infrastructure" means the "Software Infrastructure" and the "Hardware Infrastructure."

                  1.16 "Initial Web Services" shall have the meaning set forth in Section 3.2.

                  1.17 "Know-How" shall mean all residual information of a non-tangible form, which is not protected by the United States or European Union laws of copyright, patent or trade secrets and which may be retained by a party who has had access to confidential and proprietary information of the other Party, including ideas, concepts or techniques contained therein.

                  1.18 "Net Revenue" shall have the meaning set forth in Section 7.5.

                  1.19 "Person" means any individual or legal entity, including without limitation, partnership, corporation, association, trust or unincorporated organization.

                  1.20 "Revenue Report" shall have the meaning set forth in
Section 7.6.

                  1.21 "Server Software" means all software, including without limitation, Web interface, Web middleware, Web dynamic content billing, Web content generation software, and any Derivative Works thereof that is used by PlanetCAD to provide application services over the Internet. The list of all such Software, including the Third Party Software, as of the Effective Date, is attached in Schedule A which will be updated by PlanetCAD when reasonably requested by Triangle and when in Dot's determination significant changes have been made.

                  1.22 "Software" means any computer software program, including programming-code, on-line documentation, if any, user interface related thereto or associated therewith, to the extent that such user interface does exist, and related user and installation documentation other than on-line documentation associated with this computer software program.

                  1.23 "Source Code" means computer-programming code and related system documentation, comments and procedural code, that is not directly executable by a computer but which may be printed out or displayed in a form readable and understandable by a qualified programmer.

                  1.24 "Software Infrastructure" means the software configuration and environment necessary to perform, supply and support a Web Service including any Third Party Software.

                  1.25 "Third Party Software" means computer software programs owned by a party other than PlanetCAD or Triangle and incorporated into, or required for the development,


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operation and/or support of any Web Service governed by this Agreement and the
Infrastructure associated therewith.

                  1.26 "Web Service" means a Web service based on Dassault Systemes Applications that is developed pursuant to Section 3 hereof.

                                    SECTION 2
                                 SUBJECT MATTER

                  2.1 Engagement. Dassault Systemes and PlanetCAD agree to cooperate to bring Internet based services to their customers on the basis of their respective expertise in the field of application programs for Dassault Systemes and of supply and implementation of web services for PlanetCAD, under the terms and conditions set forth below.

                                    SECTION 3
                         DEVELOPMENT OF THE WEB SERVICES

                  3.1 Identification of Dassault Systemes Web Services. The Parties have agreed to develop and market over the Internet certain Dassault Systemes Web Services that are based on application programs owned by Dassault Systemes or its Affiliates ("Dassault Systemes Applications") and developed under the terms and conditions set forth in this Agreement.

                  Upon mutual agreement of the Parties on the marketability over the Internet of any particular service based on any Dassault Systemes Application, Dassault Systemes will adapt its application program, with the assistance of PlanetCAD, for its marketing over the Internet according to specifications to be agreed upon by the Parties.

                  This Agreement will govern each Web Service developed hereunder and may be terminated in accordance with Section 10 with respect to each Web Service independently.

                  3.2 Initial and Additional Web Services. As of the Effective Date, the Parties have identified two potential Web Services, which could be governed by this Agreement subject to further technical, business and marketing discussions between the parties (the "Initial Web Services"). These Initial Web Services are set forth on Schedule A, which is attached hereto and incorporated herein by reference. As the Parties agree on additional Web Services (the "Additional Web Services") pursuant to Section 3.1, Schedule A will be amended accordingly.

                  3.3 Appointment of Liaison. As soon as practicable after the Effective Date, each Party shall appoint a project manager to act as a liaison and to oversee and ensure compliance of the respective obligations of the Parties hereunder.

                  3.4 Development Activities. The Parties may agree to conduct the development activities contemplated hereunder at each other's facilities. The PlanetCAD or Dassault Systemes Personnel visiting the other Party's facilities shall be subject to the provisions of Section 11.5 and to any other restrictions, limitations, insurance requirements and other prerequisites as may reasonably be required by the Parties.


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                  3.5 Consulting Services. For each Dassault Systemes Web
Service developed hereunder, PlanetCAD shall provide [***] person days of consulting at [***] to Dassault Systemes. Any additional consulting requested by Dassault Systemes will be performed [***] in accordance with a detailed purchase order, which will be signed by both parties and will include all payment terms and a description of the consulting services to be provided by PlanetCAD.

                                    SECTION 4
               COMMERCIALIZATION AND MARKETING OF THE WEB SERVICES

                  4.1 Commercialization of the Web Services. Prior to commercialization of each Web Service, Dassault Systemes shall have an opportunity to review the content and presentation of the Web pages relating to each Web Service and shall have the right to request reasonable changes to any aspect of the proposed Web Services, including without limitation, the look and feel of the Web pages, pricing and display and placement of the Dassault Systemes Marks. It is understood by the Parties that implementation of these changes will be subject to the provisions of Section 3.5, and consequently, will be provided [***] to the extent that the work required to implement such changes can be done within the [***] consulting provided for therein.

                  4.2 Rights of PlanetCAD to Market, Sell and Distribute the Web Services on PlanetCAD Web Sites. For each Web Service and so long as this Agreement has not been terminated with respect to such Web Service: (i) PlanetCAD will be authorized - on a non exclusive basis - to market, sell and distribute such Web Service to its customers via those PlanetCAD Web sites that Dassault Systemes would have approved and (ii) Dassault Systemes will grant to PlanetCAD all licenses necessary to accomplish the intent of this Section 4.2. PlanetCAD shall not market, sell and distribute such Web Services at conditions, including but not limited to financial consideration and licensing terms, that are less favorable for Dassault Systemes that those applied for other Web services marketed, sold or distributed by PlanetCAD on the approved PlanetCAD Web site(s). PlanetCAD may, at its sole discretion, discount or bundle the Web Services but only to the extent any such discount or bundle is applied consistently with those applied to any other Web service on the approved PlanetCAD Web site(s). The Parties may, from time to time and only by mutual agreement, offer special promotional pricing or terms for Web Services which are less favorable to Dassault Systemes for specified time periods.

                  4.3 Obligation of PlanetCAD to Advertise the Web Services. As long as and to the extent that any Web Service is offered by PlanetCAD on any PlanetCAD Web site, PlanetCAD shall promote such Web Services as part of the PlanetCAD advertising program. During the [***] period following the implementation of any such Web Service on a PlanetCAD Web site, PlanetCAD shall spend at least [***]% of the revenue received by PlanetCAD


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pursuant to Section 7.4 from such Web Service on advertising programs related to such Web Service. Notwithstanding the foregoing, PlanetCAD agrees to spend [***] in advertising during [***] that any such Dassault Systemes Web Service is made available on a PlanetCAD Web Site, however, in the event Dassault Systemes offers such Web Service directly during [***] that the Web Service is offered, Dassault Systemes shall [***] of the actual advertising expenditure made by PlanetCAD. Said [***].

                  4.4 Termination of Advertising Obligation. Notwithstanding anything to the contrary contained in this Agreement, the advertising obligation set forth in Section 4.3 shall immediately terminate with respect to any Web Service at such time as Dassault Systemes makes such Web Service (or any web service similar thereto) available on any Dassault Systemes or other third party Web site.

                  4.5 Rights of PlanetCAD to Market, Sell and Distribute the Web Services to Dassault Systemes Customers. Upon agreement between the Parties on a case by case basis, and for the term to be agreed upon between the Parties, PlanetCAD will be authorized to offer any specified Web Services to Dassault Systemes Customers by making them accessible from any Dassault Systemes Web site(s), as determined by Dassault Systemes in its sole discretion, on a fully transparent basis by way of a direct link to the first Web page of such Web Service. Upon exiting such Web Service, the Dassault Systemes Customers will be automatically returned to the Dassault Systemes Web site. PlanetCAD shall, with consultation and input from Dassault Systemes, perform all services necessary for the implementation of such link between the Dassault Systemes Web site and such Web Service.

                                    SECTION 5
                     HOSTING AND SUPPORT OF THE WEB SERVICES

                  5.1 Customer Support Obligations of the Parties. For each Web
Service: (i) Dassault Systemes shall be responsible for first and second level customer support for such Dassault Systemes Web Service and (ii) PlanetCAD will provide the Customer Relations Management ("CRM") environment for web based support of the Dassault Systemes Applications, and qualify customer support requests in advance of passing them on to Dassault Systemes.

                  5.2 Software Support and Maintenance Obligations of the Parties. For each Web Service the Parties will cooperate to perform maintenance and support services on their respective software (the Server Software and Infrastructure will be maintained and supported by PlanetCAD and the Dassault Systemes Applications will be maintained and supported by Dassault Systemes) for as long as this Agreement remains in effect with respect to such Web Service. The description of maintenance and support obligations is set forth in the Maintenance and Support Services Schedule, attached hereto as Schedule B and incorporated herein by reference.

                  5.3 Hosting of Web Services. For each Web Service Dassault Systemes shall have the option to:


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                  (a)      Have such Web Service hosted by PlanetCAD for a
                           monthly fee of [***] per service payable monthly in advance; or

                  (b) Provide PlanetCAD with a mutually agreed upon Hardware Infrastructure necessary to host such service.

                           PlanetCAD represents and warrants that it shall use
commercially reasonable efforts in accordance with industry standards in its performance of the hosting obligations set forth in this Section 5.3.

                                    SECTION 6
                         OWNERSHIP AND LICENSING RIGHTS

                  6.1 Ownership by PlanetCAD. All right, title and interest in and to the Server Software and any Derivative Works associated therewith (developed by either Party under this Agreement or otherwise) shall be owned by PlanetCAD.

                  6.2 Ownership by Dassault Systemes. All right, title and interest in and to the Dassault Systemes Applications, any Derivative Works of the Dassault Systemes Applications (developed by either Party under this Agreement or otherwise) and the software associated therewith (not including any Server Software) is owned by Dassault Systemes.

                  6.3 Licenses to PlanetCAD. Effective upon commencement of development activities relating to a Web Service, Dassault Systemes hereby grants to PlanetCAD a fully-paid, royalty-free, worldwide, non-exclusive license, which does not include a license to any Source Code, to market, sell and distribute the Web Service including the associated Dassault Systemes Application in accordance with the terms and conditions of Section 4.2 hereof. The license granted pursuant to this Section 6.3 shall be deemed to be automatically revoked upon termination of this Agreement with respect to each Web Service.


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                  6.4 Limited Development License. Effective upon commencement of development activities relating to a Web Service, PlanetCAD hereby grants to Dassault Systemes a fully-paid, non-exclusive, worldwide, revocable limited license to the Server Software and Infrastructure for the sole purpose of developing, maintaining and supporting, as applicable, such Web Service, limited to the provision of such Web Service on the PlanetCAD Web site(s). The license granted pursuant to this Section 6.4 does not extend to the offering by Dassault Systemes of the Web Service(s) on a Dassault Systemes or third party Web site, and, prior to making any such offering Dassault Systemes will require a separate licensing arrangement to provide such Web Service(s) either pursuant to the Server Software License Agreement or otherwise. Furthermore, the license granted pursuant to this Section 6.4 shall be deemed to be automatically revoked upon termination of this Agreement with respect to such Web Service. Within 2 weeks following the execution of this Agreement, PlanetCAD will provide Dassault Systemes with the necessary media and licensing keys or similar authorization system (if any) to use such Server Software and Infrastructure according to the above license.

                  6.5 Use of Marks. Prior to commercialization of any Web Service the Parties shall agree on the use and placement of Dassault Systemes logos, trade names, trademarks, service marks, and similar identifying material (collectively referred to as "Dassault Systemes Marks") in connection with such Web Service. Any usage of the Dassault Systemes Marks on the PlanetCAD Web site, including without limitation, size, placement, font and style of the Dassault Systemes Marks will be subject to prior written approval by Dassault Systemes. Upon commercialization of the Web Service, Dassault Systemes shall grant PlanetCAD a non-exclusive, non-transferable, revocable right to use the Dassault Systemes Marks as approved by Dassault Systemes, for the sole purpose of advertising, marketing, promotion and sale of the Web Service(s). In connection with such license PlanetCAD agrees not to use the Dassault Systemes Marks in any manner that is disparaging or that otherwise portrays Dassault Systemes in a negative light. Dassault Systemes retains all right, title and interest, in and to the Dassault Systemes Marks. Upon termination of this Agreement with respect to any Web Service governed hereby, PlanetCAD's rights to use the Dassault Systemes Marks associated with such Web Service shall automatically terminate. PlanetCAD shall include wording such as "engineered by Dassault Systemes" (or any other logo or expression to be provided by Dassault Systemes for this purpose) on all Web pages, associated with the Web Services.

                  6.6 Know-How. The Parties hereby acknowledge and agree that any and all rights to Know-How developed or shared under this Agreement by either Party shall be jointly owned by the Parties and may be used by either Party in the operation of their respective businesses during and following termination of this Agreement.

                                    SECTION 7
                CUSTOMER BILLING, PAYMENT TERMS AND AUDIT RIGHTS

                  7.1 Customer Billing. Unless otherwise agreed by the Parties, and as long as PlanetCAD host the Web Services, PlanetCAD shall be responsible for all billing and collection obligations associated with the Web Services.


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                  7.2 Currency. Prior to the launch date of any Web Service, the
Parties shall agree on which currencies and list prices shall apply to such Web Service. If, for whatever reason, the Parties fail to agree on a price to be applied, the price applied to the Web Service shall be equal to the then current list price for such services as offered on the PlanetCAD Web site(s). If, for whatever reason, the Parties fail to agree on a currency to be applied, the Billing Party will be entitled to choose a currency, as long as such currency easily converts into US dollars, and the Billing Party shall pay to the other Party its share of revenue in US dollars, based on the average exchange rate of that currency against US dollars during the last 3 months preceding the date of payment to the other Party.

                  7.3 Taxes. The Billing Party may deduct and withhold from any payments due to the other Party under this Agreement any and all taxes and other amounts as required under the laws of any jurisdiction that has the authority to tax the Billing Party, the other Party or the transactions contemplated by this Agreement. However, should the Billing Party consider withholding payment or paying any such amount from payments due under this Agreement, the Billing Party shall send prior notice to the other Party a certificate setting forth the regulatory and/or legal framework for such a payment, including the provisions of the international tax treaty allowing such payment. The other Party will have 30 days from the reception of such information to accept or refuse such payment/withholding:

         (i) If the other Party accepts or does not answer within this time frame, the Billing Party will be entitled to make such payment/withholding and shall provide the other Party with a certificate stating the amounts withheld and the jurisdictions to which such amounts were remitted.

         (ii) If the other Party provides to the Billing Party a certificate stating that (a) the Billing Party has no withholding/payment obligations with respect to the laws of such particular jurisdiction and setting forth the relevant authority for such statement and/or (b) that such a payment may be avoided under any applicable law or treaty and provide with the necessary documentation for that purpose, and if the Billing Party then determines that it has no such withholding obligation under the laws of such jurisdiction, the Billing Party shall make any future payments to the other Party without deduction for the items set forth in the certificate, until such time as the Billing Party reasonably believes that it has a withholding obligation.

Either Party shall pay any applicable sales or value added tax on the payments due.

                  7.4 Share of Net Revenue. As financial consideration under this Agreement, Net Revenue from sales of each Web Service governed by this Agreement shall be shared as follows: [***] percent ([***]%) to Dassault Systemes, and the remaining [***] percent ([***]%) to PlanetCAD.

                  7.5 Definition of Net Revenue. Net Revenue shall consist of all revenues recognized by PlanetCAD from supply of the Web Services, including the price paid by the customers, less any applicable discounts and net of any commissions or fees paid to third party resellers, to obtain access to such Web Services and any other fees and charges invoiced by


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PlanetCAD to the customers, without deduction by PlanetCAD of any other costs or expenses related to achievement of the revenue, provided, however, that Net Revenue shall be reduced by the amount, if any, of (i) value-added taxes, (ii) sales taxes or (iii) withholding taxes imposed by any jurisdiction on payments made by a payor in such jurisdiction to a payee outside of such jurisdiction.

                  7.6 Reporting and Payment Obligations. Within 7 business days after the end of each calendar quarter, PlanetCAD shall provide Dassault Systemes with an itemized statement, subject to adjustment within 30 days of receipt of such statement, setting forth the Net Revenue achieved over the preceding calendar quarter, and shall include such other information as may be mutually agreed upon by the Parties (the "Revenue Report"). The Revenue Report shall be accompanied by payment to Dassault Systemes of all amounts owed as set forth on such Revenue Report as well as, when applicable, the exchange currency rate. When agreed between the Parties as provided for in Section 7.2, payment will be made to Dassault Systemes in the currency received by PlanetCAD for the provision of the Web Services. Otherwise, payment shall be made in US dollars as provided for in Section 7.2. To the extent possible under applicable law, payment will be made to Dassault Systemes in the currency received by PlanetCAD for the provision of the Web Services and as agreed between the Parties. In the event that PlanetCAD is unable under foreign currency export controls or similar applicable laws, unknown to the Parties at the time where they agree on payments in that currency, to provide payment to Dassault Systemes in the agreed upon currency received by PlanetCAD, the Parties agree to negotiate a mutually agreeable solution. Dassault Systemes 'S right to payment shall accrue upon the date the corresponding revenues accrue to PlanetCAD. PlanetCAD shall pay interest for late payment of any sum due at the LIBOR rate plus four points (not to exceed the maximum rate authorized, or be inferior to the minimum rate allowed, by applicable law, as the case may be).

                  7.7 Records; Audit. PlanetCAD shall, for two years following each transaction relating to a particular Web Service, keep true and accurate records and books of account of such transaction containing all particulars which may be necessary for the purpose of auditing payments to Dassault Systemes under this Agreement. During such two year period, and upon reasonable notice to PlanetCAD, Dassault Systemes shall have the right to have an audit conducted through a licensed independent accounting firm, of any billings, collections, and taxes on such itemized statement, and to examine the records and books of account of PlanetCAD in connection therewith. PlanetCAD will bear the costs of such audit if a discrepancy or error of computation in an amount greater than USD 10,000 in favor of Dassault Systemes is identified. Any audit conducted pursuant to this Section 7.7 shall not be conducted in such a manner as to unreasonably interfere with the PlanetCAD's operations and in no event shall an audit be conducted more frequently than once each year.


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                  7.8 PlanetCAD's Obligation to Maintain and Update Dassault
Systemes Customer Databases. For as long as PlanetCAD hosts and offers to Dassault Systemes Customers Web(s) Service(s) under Section 4.5, PlanetCAD will maintain and continuously update Dassault Systemes' Customer Database(s), which shall include without limitation, databases of Dassault Systemes Customers, of demands from and results of those Web Services supplied to Dassault Systemes Customers and associated Net Revenue and of data collected via the Customer Relations Management ("CRM") environment. The Dassault Systemes Customer Databases must be held separately from any other databases held or maintained by PlanetCAD. If not held separately, the Dassault Systemes Customer Databases must be clearly identified and sorted out as the property of Dassault Systemes and the provisions regarding PlanetCAD's limited right of use and its obligation of confidentiality as set forth below apply without change.

                  7.9 Ownership of Dassault Systemes Customer Databases. Dassault Systemes will be deemed the maker of the Dassault Systemes Customer Databases and the owner of any and all right, title and interest in and to the Dassault Systemes Customer Databases and their content, wherever hosted.

                  At all times during the Term of this Agreement, Dassault Systemes will have unrestricted access to and use of the Dassault Systemes Customer Databases, and the content therein.

                  At all times during the Term of this Agreement, and as long as the Dassault Systemes Customer Databases are hosted by PlanetCAD, PlanetCAD benefits from a limited right to use the Dassault Systemes Customer Databases for the exclusive purpose of performing its obligations under this Agreement.

                  Nothing herein limits PlanetCAD's rights of ownership of its customer database when PlanetCAD is providing Web Services on PlanetCAD Web site(s).

                  7.10 Transfer of Dassault Systemes Customer Databases. Upon discontinuation of hosting and offering of Web Services to Dassault Systemes Customers under Section 4.5, PlanetCAD will transfer to Dassault Systemes the Dassault Systemes Customer Databases upon Dassault Systemes' request. PlanetCAD will have no right, license or interest whatsoever in the Dassault Systemes Customer Databases or content therein, except to the extent necessary for performance of its obligations under this Agreement.

                  7.11 Warranty of Confidentiality of Dassault Systemes Customer Databases and Input and Output Data of Dassault Systemes Customers. The Parties expressly agree that the Dassault Systemes Customer Databases and their content as well as Dassault Systemes Customers input data to be processed and output data supplied, are confidential information of Dassault Systemes, and will be treated as such, in accordance with the terms and conditions of the CNDA.


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                                    SECTION 8
                         REPRESENTATIONS AND WARRANTIES

                  8.1 Mutual Representations. Each party represents and warrants to the other Party as follows:

                           (a) The performance of this Agreement does not
infringe or conflict with any Intellectual Property right of any third party, and (ii) no confidential, proprietary or trade secret information of either Party or their personnel that will be used in performing this Agreement has been misappropriated from any third party; and

                           (b) All services, work, obligations or assignments
performed by the Parties under this Agreement will be of professional quality, conforming to generally accepted practices within the industry, and the Infrastructure including Third Party Software shall function and perform to the specifications and requirements thereof.

                  8.2 Disclaimer. THIS IS AN AGREEMENT SOLELY FOR SERVICES, AND THERE SHALL BE NO WARRANTIES, EXPRESS OR IMPLIED, EXCEPT AS STATED HEREIN.

                                    SECTION 9
                  INDEMNIFICATION AND LIMITATIONS OF LIABILITY

                  9.1 Dassault Systemes Indemnification. Dassault Systemes shall indemnify and hold harmless PlanetCAD, and its officers, directors, employees, and shareholders from and against any claims, demands, suits, causes of action, losses, damages, judgments, costs and expenses (including reasonable attorneys' fees) arising out of or related to any breach of Dassault Systemes' representations, warranties and covenants set forth in this Agreement.

                  9.2 PlanetCAD Indemnification. PlanetCAD shall indemnify and hold harmless Dassault Systemes, its affiliates, and their respective officers, directors, employees, and shareholders from and against any claims, demands, suits, causes of action, losses, damages, judgments, costs and expenses (including reasonable attorneys' fees) arising out of or related to any breach of PlanetCAD's representations, warranties and covenants set forth in this Agreement.

                  9.3 Intellectual Property Infringement.

                  Each Party agrees to hold the other Party, its subsidiaries and distributors and assignees harmless from and against any claim of any nature, including, but not limited to, administrative, civil or criminal procedures, which is or may be made or raised against this Party, its subsidiaries and distributors and assignees by any third party that the use or distribution of the Software or any other intellectual property that is the subject of this Agreement and owned or licensed by this Party, infringes or violates any third party's patent, copyright, trade secret or other intellectual property right in any country. Indemnification hereunder shall cover all


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


damages, regardless of their nature, settlements, expenses and costs, including costs of investigation, court costs and attorneys' fees. The payment of any indemnification shall be contingent on:

         (a) This Party giving prompt written notice to the other of any such claim or allegation;

         (b) Cooperation by this Party with the other Party in its defense against the claim; and

         (c) This Party obtaining the other's prior written approval of any settlement, if any, by this Party of such matters, such approval not to be unreasonably withheld.

                  Neither Party shall have the obligation to indemnify the other for any claims of infringement based on any modification by the latest version of its Software, or from the combination of its Software with any other program, to the extent such claim would not have arisen without such combination or from use of the unmodified Software or intellectual property.

                  If the operation of any Software that is the subject of this Agreement becomes, or is likely to become, the subject of a claim involving the infringement or other violation of any patent, copyright, trade secret, or other intellectual property rights of any third party, the Parties will jointly determine in good faith what appropriate steps are to be taken by them, with a view towards curing such infringement or other violation, at the Software owner's sole charge. Such steps may include, but are not limited to:

         (i) The owner securing the right to continue using its Software, or

         (ii) The owner replacing or modifying its Software so that it becomes non-infringing.

                  If no other option is reasonably available, the owner of the Software agrees to use its best efforts to withdraw, at its sole expense, the infringing Software from the market.

                  In the event a Derivative Work, created under this Agreement, becomes the subject of a claim of infringement, the owner of said Derivative Work shall indemnify the other Party pursuant to this Section 9.

                  9.4 LIMITATIONS ON LIABILITY. EXCEPT FOR LIABILITY ARISING FROM SECTION 9.3, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOSSES, OR EXPENSES INCLUDING, BUT NOT LIMITED TO, LOSS OF USE, LOSS OF PROFITS, OR LOSS OF GOODWILL, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE.


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


                  EXCEPT FOR LIABILITY ARISING FROM SECTION 9.3, IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR AN AMOUNT GREATER THAN THE AMOUNT THAT SUCH PARTY HAS EARNED PURSUANT TO THE REVENUE SHARING PROVISIONS OF
SECTION 7.4 IN THE TWELVE MONTH PERIOD PRECEDING THE CLAIM.

                                   SECTION 10
                              TERM AND TERMINATION

                  10.1 Term and Termination for Convenience. Either Party has a right to terminate this Agreement upon nine months' notice to the other Party as to any Web Service or the Agreement in its entirety.

                  10.2 Termination for Breach. Either Party may terminate this Agreement at any time in the event that the other Party is in default or breach of any material provision of this Agreement, and such default or breach continues unremedied for a period of sixty days after written notice thereof. If this Agreement is terminated under the terms of this Section 10.2, the Party terminating this Agreement, in addition to such termination, shall have all rights and remedies available at law and in equity.

                                   SECTION 11
                                  MISCELLANEOUS

                  11.1 Confidentiality. All communications and information disclosed by one party to the other Party under this Agreement shall be subject to the terms and conditions of the CNDA.

                  11.2 Freedom of Action. Except as otherwise provided, nothing contained in this Agreement shall be construed to limit or impair any right of either Party to enter into similar agreements with other parties, or to develop, acquire, license or market, directly or indirectly, other products or services, competitive with those offered by the other Party. It is specifically understood this Agreement is not an exclusive services agreement and nothing herein shall prohibit Dassault Systemes, PlanetCAD or any of their affiliates from developing or supplying, whether directly or indirectly, web services substantially identical to any of the Web Services governed hereby.

                  11.3 Additional Instruments. Notwithstanding termination of this Agreement, the Parties covenant and agree to execute and deliver any additional instruments or documents necessary to carry out the general intent of this Agreement, including without limitation patent assignments or any other assignments necessary to evidence the ownership of intellectual property contemplated hereby or any such additional instruments or documents, including such instruments as may be required by the laws of any jurisdiction, now or in effect or hereinafter enacted, that may affect a Party's rights, title or interest, as applicable, in and to the Server Software, the Dassault Systemes Applications and/or any Derivative Work based thereon.


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


                  11.4 Irreparable Injury. Each Party acknowledges and agrees that each covenant in this Agreement pertaining to confidential information and ownership of intellectual property is reasonable and necessary to protect and preserve the rights of the other Party in its confidential information and intellectual property, and that any breach by such Party of the terms of this Agreement may result in irreparable injury to the other Party. Each Party, therefore, subject to a claim of laches, estoppel, acquiescence or other delay in seeking relief, consents and agrees that the other Party shall be entitled to seek and obtain a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of this Agreement and waives any requirement that the other Party post a bond in connection with seeking such injunctive relief.

                  11.5 Relationship of the Parties. PlanetCAD and Dassault Systemes are independent contractors, and nothing in this Agreement will create any partnership, joint venture, agency, franchise, sales representative, or employment relationship between the Parties. Neither Party has the authority to act as agent for the other Party or to conduct business in the name of such other Party or make statements, warranties or representations that exceed or are inconsistent with the warranties provided hereunder.

                  11.6 Notices. All notices required or permitted shall be given in writing, in the English language, and shall be deemed effectively delivered upon personal delivery or three days after deposit with a carrier by registered mail or other equivalent service, postage prepaid, return receipt requested, addressed as follows, or to such other address as either Party may designate to the other:

         In the case of PlanetCAD:         PlanetCAD Inc.
                                           2520 55th Street, Suite 200
                                           Boulder, Colorado 80301
                                           Attn. Office of the President

         In the case of Dassault Systemes: Dassault Systemes
                                           9 Quai Marcel Dassault
                                           92150 Suresnes
                                           Attn. Thibault De Tersant
                                           cc: Law Department

                  11.7 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  11.8 Severability. If any term or other provision of this Agreement is deemed invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

                  11.9 Entire Agreement. This Agreement, together with the Schedules attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Dassault Systemes and PlanetCAD with respect to the subject matter hereof.

                  11.10 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, duly authorized representatives of Dassault Systemes and PlanetCAD.

                  11.11 Applicable Law, Venue. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state. This Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods. The Parties hereto hereby (a) submit to the exclusive jurisdiction of any court of competent jurisdiction sitting in the State of Delaware, The City of Wilmington for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree, to the fullest extent permitted by applicable law, to waive, and not to assert by way of motion, defense, or otherwise, in any such Action, any claim that is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

                  11.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS OR PROCEEDINGS DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

                  11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  11.14 No Waiver. The failure of either Party to enforce any provision of this Agreement shall not constitute a waiver of the right to subsequently enforce such provision, or any other provision of this Agreement.

                  11.15 Force Majeure. Neither Party shall be held liable for any failure to perform any of its obligations under this Agreement for as long as, and to the extent that such failure is due to an event of force majeure. An event of force majeure shall include general strikes, lockouts, acts of God, acts of war, mobilization of troops, fire, extreme weather, flood, or other natural calamity, embargo, acts of governmental agency, government or any other laws or regulations.

                  11.16 Expenses. Except as expressly provided for in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement, including without limitation, travel and living expenses incurred by that Party's employees.


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


                  11.17 Assignment; Subcontracting; Third Party Beneficiaries.

                  (a) This Agreement may be assigned, subcontracted, or otherwise transferred, by operation of law or otherwise without the express written consent of PlanetCAD and Dassault Systemes, but in such event the assigning Party shall give notice to the non-assigning Party and the non-assigning Party shall have the right to terminate this Agreement within the 30 day period following receipt of such notice.

                  (b) Either Party may assign, subcontract or otherwise transfer all or part of this Agreement to any of its Affiliates, and for as long as it remains an Affiliate; provided that no such assignment shall relieve a Party of any of its obligations under this Agreement. In the event there is a change of Control of an Affiliate which terminates its status as an Affiliate of the Party to this Agreement, and this Agreement has been assigned to such an Affiliate, this Agreement shall be assigned back to the Party within 6 months of the effective date of the change of Control.

                  (c) This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted assigns, subcontractor or transferee, and nothing herein, express or implied, is intended to or shall confer upon any other person, including, without limitation, any union or any employee or former employee of either Party, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

                  IN WITNESS WHEREOF, each Party has caused its duly authorized representative to execute this Agreement effective the day and year first above written.


PlanetCAD Inc.                              Dassault Systemes


/s/ R. Bruce Morgan                         /s/ Thibault de Tersant
    --------------------------                  ---------------------------
By: R. Bruce Morgan                         By: Thibault de Tersant
Title: Chief Executive Officer              Title: Executive Vice President


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